June 25, 2009

i2 Telecom International, Inc.

570 Old Ellis Pointe, Suite 110

Roswell, Georgia 30076

Re:	Registration Statement on Form S-8

Amended and Restated 2004 Stock Compensation Plan

Ladies and Gentlemen:

We have acted as counsel for i2 Telecom International, Inc. (the “Company”) in connection with the Post-Effective Amendment No. 3 to Registration Statement on Form S-8 (the “Amended Registration Statement”) filed by the Company with the Securities and Exchange Commission to effect the registration, pursuant to the Securities Act of 1933, of 2,000,000 shares of common stock, no par value (the “Common Stock”), which may be offered by the Company under the above-referenced amended and restated stock compensation plan (the “Plan”).

In connection with this opinion, we have relied as to matters of fact, without investigation, upon certificates of public officials and others and upon affidavits, certificates and statements of directors, officers and employees of, and the accountants for, the Company. We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate and other instruments, documents and records as we have deemed relevant and necessary to examine for the purpose of this opinion, including the Plan. In addition, we have reviewed such questions of law as we have considered necessary and appropriate for the purposes of this opinion.

We have assumed the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the due authority of the parties signing such documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all the documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.

Based upon and subject to the foregoing, we advise you that, in our opinion, the shares of Common Stock proposed to be offered by the Company as set forth in the Amended Registration Statement have been duly authorized and, when issued and sold in accordance with the Plan referred to in the Amended Registration Statement, such shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission.

We express no opinions as to matters under or involving any laws other than the federal laws of the United States of America and the Washington Business Corporation Act (the “Act”). We are not licensed to practice law in the State of Washington, and any opinions expressed herein with respect to the Act are based solely on a plain reading of the Act (as of the date hereof and as made available in electronic form by the Washington State Legislature) and do not take into account any additional regulations, orders, interpretations, case law or common law interpreting, or otherwise related to, the Act.

Very truly yours,

/s/ Jackson Walker L.L.P.

Jackson Walker L.L.P.